AGREEMENT

         THIS AGREEMENT is made on October 27, 1998, between MMC
Manufacturing Corp. f/k/a Milford Manufacturing Corporation, a Michigan corporation (referred to as "MMC"), and Secom General Corporation, a Delaware corporation ("Secom"), collectively referred to as "Seller", and Delco Remy America, Inc., a Delaware corporation ("DRA").

                                  BACKGROUND

         MMC owns certain assets located at plants in Milford and Wyandotte, Michigan and Rochester, Indiana, which produce machined starter motor shafts (currently known as part #10492416 - "Shaft") for DRA pursuant to blanket purchase order number DRA 872044, a copy of which is attached as Exhibit "A" (the "Purchase Order). Notwithstanding the Purchase Order, Seller desires to sell and DRA desires to purchase the Purchased Assets (as defined below) on the terms and conditions as set forth in this Agreement and upon completion of such sale and purchase, to terminate the Purchase Order.


                                  AGREEMENTS

         NOW, THEREFORE, in consideration of the Background set forth above and pursuant to the terms and conditions set forth in this Agreement, Seller agrees to sell and the DRA agrees to purchase the Purchased Assets as follows:

         1. Assets Purchased. Subject to the terms and conditions of this Agreement, at Closing, Seller shall sell, assign, convey, transfer, set over, and deliver to DRA all of Sellers' rights, title and interests of every conceivable kind or character whatsoever, whether tangible or intangible, in the machinery, equipment, related fixtures and gages, and inventory identified below which are used by Seller and/or its subcontractors, or are otherwise material to the manufacture of Shafts for DRA, (other than the excluded assets under section 1.2) below (collectively, the "Purchased Assets"), wherever located, and including without limitation any and all such assets which are located at the premises of PGK Products, Incorporated, Modern Materials, Inc., National Induction, Inc., Warren Industries, Inc., and/or Horizon Technology L.L.C. ("Horizon"). The Purchased Assets shall be transferred from Seller to DRA free and clear of all Encumbrances (as defined below). At the Closing hereunder, DRA shall purchase the Purchased Assets from Sellers, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Sellers contained herein, in exchange for the Purchase Price.

            1.1 Definition of Purchased Assets. For purposes of this Agreement, the term Purchased Assets shall be defined as including only the following:

                  1.1.1 Tangible Personal Property. All equipment, machinery, tools, goods, supplies, tooling and other tangible personal property listed in
                           Schedule 1.1.1



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                  1.1.2    Inventory and Supplies. All Shaft inventory, raw
                           materials, and work in process listed in Schedule 1.1.2.

                  1.1.3 Permits. All transferable local, state, and federal franchises, licenses, permits, and similar items, if any, pertaining to the Purchased Assets.

                  1.1.4 Warranties. All assignable third party warranties and guarantees with respect to any of the Purchased Assets.

                  1.1.5 Third Party Claims. All claims of Sellers against third parties with respect to the Purchased Assets.

            1.2 Excluded Assets. Notwithstanding the foregoing, Seller shall not sell to DRA and Seller shall retain as its own property the assets on Schedule 1.2 even though such assets may have been used by Seller in the manufacture of Shafts. Excluded Assets shall include perishable tools, supplies, spare parts, and inventory which DRA declines to purchase and which are generally described in Schedule 1.2. In addition, Seller shall not sell to DRA and Seller shall retain as its own property all of its assets, properties and rights other than those identified in Section 1.1 above.

            1.3 Inadvertently Omitted Assets. If assets are discovered after Closing that were inadvertently omitted from Schedule
                  1.1.1 or Schedule 1.1.2, the parties agree to deal with each other in good faith to effect the transfer of such asset(s) to DRA and provide for the adjustment and payment of the Purchase Price (if with respect to Schedule 1.1.2).

         2. Liabilities.

            2.1 Liabilities Assumed. Subject to the terms and conditions of this Agreement, at the Closing, Seller will assign and transfer to DRA the written and fully executed contracts specifically listed on Schedule 2 attached hereto (collectively, the "Assigned Contracts"), and DRA will assume and, in a timely fashion, will perform all of Seller's obligations and liabilities under the Assigned Contracts in accordance with the respective terms thereof, but only to the extent of the written terms thereof (collectively, the liabilities and obligations described in this sentence are referred to as the "Assumed Liabilities").Notwithstanding the preceding, DRA shall not assume or be responsible for any of Seller's obligations to DuPouy and Associates, Tom Epply, and/or Continental Design on account of: Chrysler-Kokomo, Indiana; Delphi-Anderson, Indiana, and Dayton Ohio; or New Venture Gear in Troy, Michigan, Muncie, Indiana, and Syracuse, New York. In addition, DRA shall not assume or be responsible for any obligations and liabilities under any Assigned Contract which arise prior to the Closing Date or arise out of or result from any oral promises, discussions or other agreements or arrangements, including any unexecuted drafts of agreements between Seller and the other parties to any of such Assigned Contracts. Notwithstanding the foregoing, DRA shall assume and be responsible for the obligations and liabilities which arose prior to Closing Date listed on
                  Schedule 2.1. Except as otherwise specifically provided in this Agreement, DRA shall not assume or be liable for any liabilities or obligations of the Seller, whenever arising and whether primary or secondary, direct or indirect, absolute or contingent, contractual, tortious or otherwise, other than the Assumed Liabilities.

            2.2 Retained Liabilities. Except as otherwise specifically set forth in Section 2.1 of this Agreement, Seller shall retain all debts, liabilities or obligations of any kind to third parties, whether accrued, absolute, contingent, known, unknown or otherwise, including without limitation, any and all liabilities arising out of or relating to Seller's ownership and operation (or operation by its subcontractors) of the Purchased Assets on or prior to the Closing Date (the "Retained Liabilities"), it being understood that Retained Liabilities shall be retained by Seller and Seller hereby waives and releases DRA from all Retained Liabilities. Notwithstanding the foregoing, any debts, liabilities or obligations of Sellers to DRA or its customers, including without limitation warranty, product liability, true position issues, surface issues or untimely delivery claims, including premium freight, which facts form the basis of any claim which arises prior to the signing of this Agreement shall not be Retained Liabilities and shall be fully released under Section 15.9 hereof. Premium freight necessitated by late deliveries occurring after the date of this Agreement's execution through Closing, to the extent that DRA has not caused the tardiness, shall remain the obligation of Seller. Seller specifically agrees to retain and be responsible for Seller's obligations to DuPouy and Associates, Tom Epply, and/or Continental Design on account of: Chrysler-Kokomo, Indiana; Delphi-Anderson, Indiana, and Dayton Ohio; and New Venture Gear in Troy, Michigan, Muncie, Indiana, and Syracuse, New York.

         3. Purchase Price for Purchased Assets.

            3.1 The Purchase Price. The purchase price to be paid by DRA to Seller for the Purchased Assets shall be $4,200,000, plus the adjustments as provided in Section 3.2.2 (the "Purchase Price").

            3.2 Payment of Purchase Price. DRA shall pay the Purchase Price on the Closing Date as follows:

                  3.2.1    Purchase Price.:

                           (a) One million five hundred thousand dollars ($1,500,000) payable in four (4) equal annual principal payments of three hundred seventy five thousand dollars ($375,000), commencing September 1, 1999, plus interest on the outstanding balance of eight and one-half percent (8.5%) per annum, and a one time liquidated damages penalty of


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                                 $250,000 in the event DRA fails to make
                                 payments when due, pursuant to the
                                 promissory note attached as Exhibit 3.2.1;
                                 and

                           (b) The remaining adjusted Purchase Price to be paid by wire transfer of immediately available funds to the account of GE Capital in an amount sufficient to pay off Seller's debt, with any remaining proceeds to be paid by wire transfer of immediately available funds to the account of Seller at NBD Bank N.A., account number 00778024; ABA number 072000326.

                  3.2.2 Purchase Price Adjustment. At Closing Buyer shall pay Seller an additional $34,536.10 in cash which the parties agree reflects the value of certain Seller expenses for inventory at various stages of the manufacturing process. The adjustment shall be calculated as shown on
                  Schedule 3.2.2.

            3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with attached Schedule 3.3. DRA and Seller agree to execute IRS Forms 8594, with an allocation of the Purchase Price in accordance with this Section 3.3 which is mutually acceptable to both parties, and to file all other returns and reports in a manner consistent with the allocations in this Section.

         4. Delivery Free of Encumbrances. At Closing, Seller shall deliver good and marketable title to the Purchased Assets free and clear of all liens, claims, demands, charges, options, equity interests, leases, tenancies, easements, pledges, security interests, and other encumbrances ("Encumbrances"). Seller shall deliver to Buyer at Closing a payoff statement of Seller's lenders with respect to the Purchased Assets, together with fully executed UCC-3 termination statements and such other documentation as may be reasonably requested by DRA, to assure that all Encumbrances have been fully and finally released by all applicable secured parties.

         5. Preclosing Actions. Before the Closing:

            5.1 Conduct of Business. Seller shall carry on and conduct its business in the ordinary course consistent with past practices or as otherwise agreed to in writing in advance by DRA, and shall use its best efforts to timely deliver parts to DRA according to DRA's release requirements . In addition, subject to DRA compliance, Seller will not take any action which would make any of the representations or warranties of Seller contained in this Agreement untrue or incorrect or prevent Seller from performing its obligations hereunder, including without limitation selling or otherwise transferring any or all of the Purchased Assets other than as contemplated herein. Further, DRA shall continue to carry on and conduct its business with Seller consistent with past practices.

            5.2 DRA's Access. From the date of this Agreement through the Closing,

                  Seller shall permit DRA and its representatives to make a full business, financial, accounting and legal audit of the Purchased Assets and the Assumed Liabilities. Seller shall take all reasonable steps necessary to cooperate with DRA in undertaking this audit.

         6.  Closing Matters.

             6.1 Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Munro and Munro, P.C., 3250 West Big Beaver, Suite 520, Troy, Michigan or at such other place as the parties may agree on (the "Closing Date"), but in no event later than October 26, 1998.

             6.2 Certain Closing Expenses; Prorations. Seller shall be liable for and shall pay all federal, state, and local sales, use, excise and other taxes, duties, or other like charges properly payable on and in connection with Seller's conveyance and transfer of the Purchased Assets to DRA. Personal property taxes, if any, shall be prorated ratably as of the Closing Date. To the extent practicable, all such prorations shall be computed and paid at the Closing, and to the extent not practicable, as soon as practicable thereafter.

         7. Sellers' Representations and Warranties. As of the date of this Agreement and as of the Closing, the Seller represents and warrants to DRA, and acknowledges and confirms, that DRA is relying on these representations and warranties in entering into this Agreement:

             7.1 Organization and Standing. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of their respective incorporations, and Sellers have all requisite power and authority (corporate and otherwise) to own their respective properties and conduct their respective businesses as they are now being conducted.

             7.2 Authorization. Sellers have all requisite power and authority (corporate and otherwise), and have all requisite legal capacity (a) to execute, deliver, and perform this Agreement, to which each is a party and (b) to consummate the transactions contemplated under this Agreement. Sellers have taken all necessary corporate action (including the approval of their boards of directors and shareholders, if applicable) to approve the due execution, delivery, and performance of this Agreement to be executed and delivered by each of them and the consummation of the transactions contemplated in this Agreement. Sellers have duly executed and delivered this Agreement. This Agreement, when executed and delivered, will be a legal, valid, and binding agreement of the Sellers, enforceable against them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights.

             7.3 Existing Agreements and Governmental Approvals. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein: (i) do not and will not violate any provisions of law applicable to any of the Sellers or the Purchased Assets; (ii) do not and will not conflict with or violate the respective Articles of Incorporation or By-laws of Sellers; (iii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which any Seller is a party or by which any of them or any of their respective assets and properties are bound which would not be paid at closing (including, without limitation, the Purchased Assets); or
                  (iv) do not and will not result in the creation of any Encumbrance on any of the Purchased Assets. Except as set forth on Schedule 7.3, no approval, authority, or consent of, or filing by, the Seller with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary to
                  (i) to authorize the execution and delivery of this Agreement by Seller, (ii) authorize the consummation of the transactions contemplated by this Agreement, or (iii) continue DRA's ownership, use and/or operation of the Purchased Assets after the Closing Date.

             7.4 No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting any Seller or any of their respective assets or properties is pending, threatened or contemplated. . Seller (both before and after giving effect to the transactions contemplated hereby) is solvent and has assets having a fair value in excess of the amount required to pay its liabilities on its existing debts.

             7.5 Title to Purchased Assets. Sellers are the sole and absolute owners of the Purchased Assets and have good and marketable title to all of the Purchased Assets, all of which shall be free and clear (at the time of Closing) of any and all Encumbrances.

             7.6 Condition of Purchased Assets. To the best of Seller's knowledge after due inquiry : (a) the machinery and equipment included in the Purchased Assets are in good operating condition and repair, normal wear and tear excepted; (b) except as indicated on Schedule 7.6, there is no material expenditure that is presently required to maintain such condition or state of repair; and (c) such machinery and equipment is suitable for the purposes for which they are presently used, are structurally sound and free from patent defects. . The Inventory of Seller included in the Purchased Assets consists of items of a quality and quantity usable, and/or saleable (as to finished goods inventory) in the ordinary course of business within a reasonable period of time; the raw materials and work in process inventory of Seller included in the Purchased Assets can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time; and the Purchased Assets, except those described in paragraph 1.2, represent all the machinery and equipment currently used by Seller, or Seller's equipment being used by its subcontractors in the manufacture of the Shaft.

             7.7 Litigation. There are no claims, disputes, actions, suits, proceedings, or investigations of third parties pending or, to the best knowledge of Seller, threatened against or affecting Seller or the Purchased Assets before any court, arbitrator or administrative, governmental or regulatory authority or body and there is no basis for any such action, suit, proceeding or investigation other than trade payables disputes which shall be addressed pursuant to section 10.6 at Closing. There are currently no outstanding judgments, decrees or orders of any court, arbitrator or administrative, governmental or regulatory authority or body to which Seller is a party against or affecting Seller or the Purchased Assets.

             7.8 Compliance with Laws. Seller has complied with all laws, orders, regulations, rules, decrees, permits and ordinances affecting the Purchased Assets and operation of the Purchased Assets.

             7.9 Bulk Transfer Act. At Closing, MMC shall submit a list of its creditors in compliance with Section 10.6.

             7.10 No Brokers. Seller has not engaged, and is not
                  responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

             7.11 Taxes. For the purposes of this Agreement, Tax or
                  Taxes shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and penalties. Seller has filed on a timely basis all Tax returns it is required to file under federal, state, or local law and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by or on behalf of Seller for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. Seller and its officers have received no notice of any pending or threatened audit by the IRS or any state or local agency related to Seller's Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against Seller. There are no federal, state, or local tax liens outstanding against any of Seller's assets (including, without limitation, the Purchased Assets). The sale by Seller of the Purchased Assets and DRA's acquisition of such assets will not result in the imposition of or liability for any sales or use taxes.

             7.12 Each of Schedules 2A, 2B, 2C, 2E and 2F attached
                  hereto reflects a true, correct and complete copy of the written terms of each of the respective Assigned Contracts described on Schedule 2 hereof, and there are no other written agreements of other written provisions relating in any way to such Assigned Contracts other than as set forth on such schedules.

             7.13 Seller has paid in full, or has had a third party pay on Seller's behalf, all personal property taxes reflected on Exhibit B attached hereto; all such taxes reflect taxes assessed solely on Purchased Assets.

             7.14 The list of Seller's vendors attached as Schedule 10.6 and the amounts specified therein to be owing to such vendors (whether or not due) are true, correct and complete as of the date hereof. Seller has paid in full, or will mail a check from closing paying in full, each of the vendors listed on Schedule 10.6 except as noted thereon.

         8. DRA's Representations and Warranties. DRA represents and warrants to Seller that:

             8.1 Organization and Standing. DRA is a corporation duly organized and validly existing under the laws of the State of Delaware, and DRA has all the requisite power and authority (corporate and otherwise) to own its properties and to conduct its business as it is now being conducted.

             8.2  Authorization. DRA has taken all necessary corporate action
                  (a) to duly approve the execution, delivery, and performance of this Agreement, and (b) to consummate any related transactions. DRA has duly executed and delivered this Agreement. This Agreement, when executed and delivered by the parties, will be a legal, valid, and binding agreement of DRA, enforceable against DRA in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditor's rights (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         9. Receivables. At or before Closing, DRA shall pay all undisputed amounts on all outstanding invoices for part shipments from Seller and related freight regardless of whether such amounts are then due; provided, however, DRA will pay $50,000 (less DRA's $9,578.45 payment made towards the freight invoices dated 10/10/97 and 4/24/98) as a full and final settlement for two (2) freight invoices totaling $76,391.20 (10/10/97 for $36,688.11 and 4/27/98 for $39,703.09). Schedule 9 attached hereto sets forth all of the foregoing amounts to be paid by DRA at Closing. Further, notwithstanding the terms of section 3.2.2, DRA will continue to pay $2.70 per shaft to Seller for product shipped prior to the Closing along with any per part premium payable to the subcontractors through the Closing date to the extent specified in the purchase orders between Seller and its subcontractors as listed on Schedule 2 and/or as described below:

             Warren price differential of 0.28 (0.86 less 0.58) for 25,476 pieces

         10. Conditions Precedent to DRA's Obligations. All obligations of DRA under this

Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

             10.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered by Seller to DRA shall have been true and correct on the date hereof and shall be true and correct on the Closing Date, with the same effect as though such representations and warranties were made as of such date.

             10.2 Compliance with Agreement. Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

             10.3 Officer Certificate. DRA shall have received a certificate from an officer of Seller dated the Closing Date, certifying that the conditions specified in Sections 10.1 and 10.2 hereof have been fulfilled.

             10.4 Disputes. On the Closing Date, no third-party suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action proceeding shall be pending or threatened. On the Closing Date, no voluntary or involuntary bankruptcy petition shall have been filed by or against Seller, no receiver shall have been appointed of Seller, and there shall have been no assignment by Seller for the benefit of creditors.

             10.5 Board Approval. Seller shall have received the approval of the execution and delivery of and performance under this Agreement and the transactions contemplated hereby by its Board of Directors.

             10.6 Vendor Payments. Seller shall have provided DRA with written evidence satisfactory to DRA that Seller has made or shall make at the time of closing all payments to its vendors with respect to the Purchased Assets, whether or not then due (any disputed amounts will be paid into an escrow account with an independent escrow agent and shall be held in escrow until the matter is resolved, provided that all such disputed and/or unpaid amounts shall constitute Retained Liabilities); provided, however, DRA shall pay the tooling obligations to Warren Industries ($29,100), National Induction ($6,400) and Aero Grinding ($560) and the amount owing to Canadian Measurement Technologies ($2,136.43).

             10.7 Due Diligence. DRA shall have completed an investigation of the Purchased Assets and Assigned Contracts which confirms, to the satisfaction of DRA, the satisfactory condition of the Purchased Assets and the terms of the Assigned Contracts.

         11. Indemnification.

             11.1 Indemnification by Seller. Each Seller (jointly and severally) shall defend, indemnify, and hold harmless DRA and its directors, officers, shareholders, affiliates, agents, successors, and assigns from and against any and all costs, losses, claims, suits, actions, proceedings (whether pending or threatened), hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, obligations, taxes, liens, fees, including court costs, assessments, diminution in value, liabilities, fines, penalties, damages (compensatory, consequential, and other), expenses, amounts paid in settlement, and reasonable legal fees in connection with or resulting from: (a) all debts, liabilities, and obligations of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, including without limitation the Retained Liabilities, but excluding the Assumed Liabilities and liabilities which are released pursuant to Section 15.9; (b) any material inaccuracy in any representation or a material breach of any agreement or covenant of Seller contained in this Agreement; (c) the parties' failure to comply with any bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, or any action brought or levy made as a result thereof; and (d) any action by Seller or any trustee in bankruptcy or receiver or similar person to repossess any or all of the Purchased Assets for any reason (other than a failure of DRA to satisfy its payment obligations under this Agreement) following the Closing Date.

             11.2 Indemnification by DRA. DRA shall defend, indemnify, and hold harmless Sellers and their directors, officers, shareholders, affiliates, agents, successors, and assigns from and against any and all costs, losses, claims, suits, actions, proceedings (whether pending or threatened), hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, obligations, taxes, liens, fees, including court costs, assessments, diminution in value, liabilities, fines, penalties, damages (compensatory, consequential, and other), expenses, amounts paid in settlement, and reasonable legal fees in connection with or resulting from: (a) any failure by DRA of its obligations identified as being or becoming the responsibility of DRA pursuant to the terms and conditions within this Agreement; (b) any material inaccuracy in any representation or a material breach of any agreement or covenant of DRA contained in this Agreement.

             11.3 Third-Party Claims. If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against the other party (the "Indemnifying Party") under this Section 11, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the

                    Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party will have the right, exercisable by written notice (the "Notice") to the Indemnified Party within thirty days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third-Party Claim, to assume and conduct the defense of such Third-Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party, or if in the reasonable judgment of the Indemnified Party, such judgment or settlement would not have a continuing material adverse effect on the Indemnified Party's business. Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided hereinabove, however, the Indemnified Party may defend against the Third-Party Claim in any manner it reasonably may deem appropriate. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably) unless such judgment or settlement involves only equitable or non-monetary damages.

         12. Expenses. Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated, except that all such costs and all liabilities of Seller for Encumbrances shall be paid out of the proceeds of the Purchase Price.

         13. Risk of Loss. The risk of loss of or damage to the Purchased Assets from fire or other casualty shall be on Seller at all times up to the Closing, and it shall be the responsibility of Seller to repair, or cause to be repaired, and to restore the property to the condition it was before the loss or damage.

         14. Termination. Excluding the release provisions contained in paragraph 15.9 which shall survive any termination of this Agreement or Closing, this Agreement may be terminated at any time before the Closing Date as follows:

         (a) By DRA and Seller jointly in writing.

         (b) By DRA or Seller if there has been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other, and this breach by its nature cannot be cured before the Closing.

         (c) By DRA or Seller if there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other, and this breach is not cured within 10 business days after the breaching party or parties receive written notice of the breach from the other party.

         (d) by DRA if all of the conditions precedent set forth in
             Section 10 hereof have not been materially met on or before October 26, 1998 due solely to Sellers conduct or failure to perform; or

         (e) by either party if it reasonably determines that a material condition to its obligations will not be or is incapable of being satisfied at or prior to Closing, other than for causes attributable to such party and its affiliates.

         15. Miscellaneous Provisions.

             15.1 Representations and Warranties. All representations, warranties, and agreements made by the parties pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement, without limitation as to time.

             15.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given
                    (a) when personally delivered or upon confirmation of "good" or "ok" transmission if sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the following:

                    if to Seller Parties: c/o Andrew J. Munro
                                              Munro and Munro, P.C.
                                              3250 West Big Beaver Road
                                              Suite 520
                                              Troy, Michigan 48084
                                              Tel (248) 643-9494
                                              Fax (248) 643-0786

                    if to DRA:                Delco Remy America, Inc.
                                              2902 Enterprise Drive
                                              Anderson, Indiana 46013
                                              Attention: Mark Kenczyk
                                              Tel (765) 778-6564
                                              Fax (765) 778-6525

                    With a copy to:           Delco Remy International, Inc.
                                              2902 Enterprise Drive
                                              Anderson, Indiana 46013
                                              Attention: Susan E. Goldy
                                              Tel (765) 778-6 799
                                              Fax (765) 778-6760

                    or to such other address or facsimile number that the parties may designate in writing.

             15.3 Assignment. No party may assign this Agreement, or any interest in it, without the prior written consent of the other parties, such consent not to be unreasonably withheld; provided, however, that either party shall have the right to assign this Agreement to an affiliate or to any of its lenders as collateral security without the other party's consent. No assignment shall relieve the assigning party of any obligations or warranty, including but not limited to obligations under any promissory note, indemnification, or release covenants under this Agreement.

             15.4 Parties in Interest. This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person.

             15.5 Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Michigan. Seller and DRA shall be jointly considered the authors and drafters of this Agreement.

             15.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument.

             15.7 Entire Agreement. This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.

             15.8   Arbitration.

             (a) Any dispute, controversy, or claim arising out of or relating to this Agreement or relating to the breach, termination, or invalidity of this Agreement, whether arising in contract, tort, or otherwise, shall at the request of any party be resolved in binding arbitration. Any arbitration shall proceed in accordance with Title 9 of the United States Code, as it may be amended or recodified from time to time ("Title 9"), and the current Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA") to the extent that Title 9 and the Arbitration Rules do not conflict with any provision of this Section 15.8.

             (b)    No provision of or the exercise of any rights under this
                    Section 15.8 shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section.

             (c) Any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment. Each party agrees to submit to the jurisdiction of any court for purposes of the enforcement of the award, order, or judgment.

             (d) The arbitration shall be held before one arbitrator knowledgeable in the general subject matter of the dispute, controversy, or claim and selected by AAA in accordance with the Arbitration Rules, except that any arbitration in which the disputed, controverted, or claimed amount (as reflected on the demand for arbitration, as the same may be amended) exceeds $50,000.00 shall be held before three arbitrators, one arbitrator being selected by DRA, one by the Sellers, and the third by the other two from a panel of persons identified by AAA who are knowledgeable in the general subject matter of the dispute, controversy, or claim.

             (e) The arbitration shall be held at the office of AAA located in Chicago, Illinois (as the same may be from time to time relocated), or at another place the parties agree on.

             (f) In any arbitration proceeding under this Section 15.8, subject to the award of the arbitrator(s), each party shall pay all its own expenses, an equal share of the fees and expenses of the arbitrator, and, if applicable, the fees and expenses of its own appointed arbitrator. The arbitrator(s) shall have the power to award recovery of costs and fees, reasonable attorney fees as permitted within paragraphs 11.1 and 11.2 of this Agreement, administrative and AAA fees, and arbitrators' fees among the parties as the arbitrators determine to be equitable under the circumstances.

             15.9   Release.

             (a) Except for matters arising under this Agreement, the enforcement of this Agreement and the liabilities of the parties hereunder, including without limitation the indemnities provided hereunder and the assumption of the Assumed Liabilities by DRA and the retention of the Retained Liabilities by Seller, the parties in consideration of their mutual promises, covenants and considerations made herein, do hereby expressly release, waive, acquit and forever discharge the other and the other's respective subsidiaries, divisions, affiliates, directors, officers, shareholders, employees, parents, agents, legal representatives, successors, predecessors and assigns from, and hereby waives, any and all claims, demands, actions, causes of action, suits, debts, contracts, agreements, damages (including attorney's fees) costs, expenses, liabilities, obligations, including without limitation claims of economic duress and controversies whatsoever, whether known or unknown, now existing or hereafter arising, absolute, contingent or otherwise, in law or in equity, that either party, their representatives or executors had or now have against the other party and its respective subsidiaries, divisions, affiliates, parents directors, officers, shareholders, employees, agents, legal representatives, successors, predecessors and assigns for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time to the date of the signing of this Agreement.

             (b) Notwithstanding the above, it is specifically agreed, however, that if either party shall breach any of the terms and conditions of this Agreement, the other party may bring a claim in arbitration to enforce this Agreement, and if said party is successful in enforcing the Agreement, said party will not only be entitled to the benefits previously available and withheld contrary to this Agreement, but also all actual attorney fees and litigation costs incurred. Further, should any party bring an action in contradiction to this release, such party shall be responsible to indemnify and hold the other party harmless from any and all costs, including actual attorney fees, if the party bringing the suit is not successful in voiding this release

             (c) Except for the enforcement of the terms and conditions of the Agreement, this release is intended to be a full, final and complete release of all claims by either party against the other to the extent set forth in Section 15.9(a) and the terms contained herein are not mere recitals.

             (d) The parties covenant with each other that as part of this release they will not sue each other for any matter released by Section 15.9 and its subparts.

             (e) The releases contained within this paragraph shall survive any termination of this Agreement or Closing.

             (f) The parties represent and acknowledge that they have been advised by their respective counsel, are aware of their rights, including the right to pursue claims of economic duress, and acknowledge that this release under section
                    15.9 is a knowing, legal, valid and binding release.

             15.10 Press Releases. Neither party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities, or required to be made to its shareholders, in which case the disclosing party will use reasonable efforts to advise the other party prior to making the disclosures and to provide the other party with a copy of the anticipated disclosure.

             15.11 Setoff. Notwithstanding anything to the contrary contained herein, DRA shall have the right to setoff against the promissory note delivered to Seller pursuant to Section 3.2.1, any and all liabilities or obligations of Seller to DRA to the extent that Seller and DRA have agreed in a writing, separate from any document signed at Closing, on the amount of the liability or obligation which is owing to DRA, , or if such liabilities or obligations have been finally adjudged to be due and owing by an arbitration panel whose award is enrolled with a court of competent jurisdiction pursuant to a final non- appealable order, or by the judgment of a court of competent jurisdiction pursuant to a final non- appealable order. Nothing in this Section shall give DRA the right to delay or defer its payment obligations required under this Agreement or the Promissory Note in anticipation of any right of setoff.

         WHEREFORE, the parties have executed this Agreement on the date set forth on the first page of this Agreement.

SELLER:
MMC Manufacturing Corp. f/k/a
Milford Manufacturing Corporation         Secom General Corporation

By: /s/ Paul Clemente                     By: /s/ Robert Clemente
---------------------                         -------------------
Its: Chairman                                     Its: Chairman
    -----------------                         -------------------
Dated: 10/27/98                                   Dated: 10/27/98


DRA:

Delco Remy America, Inc.

By: /s/ Mark Kenczyk
    ----------------
Its: Vice President of Purchasing & Logistics
   ------------------------------------------
Dated: 10/27/98